Exhibit 10.5C

TYSON FOODS, INC. 2000 STOCK INCENTIVE PLAN

STOCK INCENTIVE AWARD AGREEMENT
RESTRICTED STOCK (NON-CONTRACTED OFFICERS)

Team Member:	#ParticipantName#

Personnel Number:	#EmployeeID#

Award:	#QuantityGranted# Shares of Restricted Stock

Grant Date:	November 17, 2023

Vesting Schedule:

	Vesting Date	Percent of Award Vested
	November 17, 2024	33 1/3%
	November 17, 2025	33 1/3%
	November 17, 2026	33 1/3%

This Award is granted on the Grant Date by Tyson Foods, Inc., a Delaware corporation, to the Team Member (hereinafter referred to as “you”) identified on the cover page of this Stock Incentive Award Agreement (the “Award” as embodied by this “Award Agreement”).
1.Terms and Conditions. The Award of Restricted Stock (as set forth on the cover page of this Award Agreement) is subject to all the terms and conditions of the Tyson Foods, Inc. 2000 Stock Incentive Plan (the “Plan”). Unless otherwise defined herein, all capitalized terms in this Award Agreement shall have the meaning stated in the Plan. Please see the Plan document for more information on these terms and conditions. A copy of the Plan is available upon request.
2.Definitions. For purposes of this Award Agreement, the following terms shall have the meanings set forth below:
(i)    “Cause” is defined as a Termination of Employment as a result of the occurrence of one or more of the following events:
(a)    Job-related misconduct or non-performance of duties;
(b)    Violation of the policies of Tyson (including a violation of the Code of Conduct);
(c)    Any willful and wrongful conduct or omission by you that injures Tyson;
(d)    Any act by you of intentional misrepresentation or embezzlement, misappropriation or conversion of assets of Tyson;
(e)    You are convicted of, confess to, plead no contest to, or become the subject of proceedings that provide a reasonable basis for Tyson to believe that you have been engaged in a felony, serious crime, job-related misdemeanor, or similar offense; or
(f)    Your intentional or willful violation of any restrictive covenant or other agreement to which you are a party with Tyson.
For purposes of this Award Agreement an act or failure to act shall be considered “willful” only if done or omitted to be done without your good faith reasonable belief that such act or failure to act was in the best interests of Tyson. In no event shall your Employer’s failure to notify you of the occurrence of any event constituting Cause, or failure to terminate you as a result of such event, be construed as a consent to the occurrence of that event or future events, whether or not similar to the initial occurrence, or a waiver of your Employer’s right to terminate you for Cause as a result thereof.
(ii)    “Change in Control” shall have the meaning ascribed to it in the Plan but shall not include any event as a result of which one or more of the following persons or entities possess or continues to possess, immediately after such event, over fifty percent (50%) of the combined voting power of Tyson or, if applicable, a successor entity: (a) Tyson Limited Partnership, or any successor entity; (b) individuals related to the late Donald John Tyson by blood, marriage or adoption, or the estate of any such individual (including Donald John Tyson’s); or (c) any entity (including, but not limited to, a partnership, corporation, trust or limited liability company) in which one or more of the entities, individuals or estates described in clauses (a) and (b) hereof possess over fifty percent (50%) of the combined voting power or beneficial interests of such entity.

(iii)    “Disability” shall have the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by Tyson or your Employer. If no long-term disability plan or policy was ever maintained on your behalf or, if the determination of Disability relates to an incentive stock option, Disability means that condition described in Section 22(e)(3) of the Code, and any regulations or rulings issued thereunder. In the event of a dispute, the determination of Disability will be made by the Committee and will be supported by the advice of a physician competent in the area to which such Disability relates.
(iv)    “Employer” shall mean, to the extent you are not directly employed by Tyson, the Affiliate that employs you.
(v)    “Good Reason” is defined as the occurrence of any one or more of the following actions or events without your written consent; provided that you may not rely on any particular action or event as a basis for terminating your employment for Good Reason unless you deliver a Notice of Good Reason based on that action or event within thirty (30) days of its initial occurrence and Tyson (or its Affiliates) has failed to correct the circumstances cited by you as constituting Good Reason within thirty (30) days of such Notice of Good Reason and you resign within thirty (30) days following such failure:
(a)    A material diminution in authority, duties or responsibilities (not merely a change in job title alone);
(b)    Greater than a fifteen percent (15%) decrease in the total of your then-current (i) base salary, (ii) target annual cash award opportunity under the Tyson Foods, Inc. Annual Incentive Plan, or any successors thereto, as such plan or its successors may be amended or restated from time to time, as determined by Tyson in its sole discretion, and (iii) target grant date value of the annual long-term incentive award under the Plan, as determined by Tyson in its sole discretion;
(c)    Transfer of your primary employment location beyond fifty (50) miles; or
(d)    The failure by Tyson to obtain a satisfactory agreement from any successor to assume and agree to perform the obligations under this Award Agreement.
(vi)    “Release” shall mean that specific document which your Employer shall present to you for consideration and execution after your Termination of Employment, under which you agree to irrevocably and unconditionally release and forever discharge Tyson, your Employer, and their Affiliates and related parties from any and all causes of action which you at that time had or may have had against Tyson, your Employer, and the Affiliates and related parties (excluding any claim under state workers’ compensation or unemployment laws). The Release will be provided to you as soon as practicable after your termination date, but in any event in sufficient time so that you will have adequate time to review the Release as provided by applicable law.
(vii)    “Retirement” shall mean your voluntary Termination of Employment, if either (a) you have attained age sixty-two (62) as of the date of your Termination of Employment, or (b) you have attained age fifty-five (55) as of the date of your Termination of Employment, and the sum of your age plus your years of continuous service with Tyson and/or your Employer as of the date of your Termination of Employment is equal to sixty-five (65) or greater.
(viii)    “Termination of Employment” shall have the meaning ascribed to it in the Plan but, in the event of a Change in Control, any successor and its affiliates shall replace Tyson and its Affiliates in interpreting the meaning of a Termination of Employment.

(ix)    “Tyson” means Tyson Foods, Inc. or any successor thereto.
3.Vesting.
3.1.Vesting Schedule and Forfeiture. The Award shall vest pursuant to the Vesting Schedule set forth on the cover page of this Award Agreement and shall be considered as fully earned by you in one-third increments on each of the Vesting Dates, subject to the further provisions of this Section 3. Notwithstanding any other provision of this Award Agreement to the contrary, any unvested portion of the Award will be forfeited back to Tyson in the event of your Termination of Employment before the applicable Vesting Date(s), except as otherwise provided in Sections 3.2 through 3.5. The events described in Sections 3.2 through 3.5 are referred to herein as “Vesting Events.”
3.2.Death or Disability. In the event of your Termination of Employment due to death or Disability before one or more Vesting Date(s), you shall fully vest in the unvested portion of the Award.
3.3.Termination by Tyson without Cause or by you for Good Reason or Voluntary Termination under the “5+1” Officer Separation Program. In the event of your Termination of Employment by your Employer for reasons other than for Cause, by you for Good Reason, or through participation in the Officer Separation Program component of the Executive Severance Plan of Tyson Foods, Inc. before any Vesting Date, you shall vest in a pro rata portion of any unvested portion of the Award subject to your timely execution and non-revocation of a Release. The pro rata portion of the Award shall be determined by multiplying the total number of granted restricted shares by a fraction, the numerator of which is the total number of days that you were employed by your Employer between the Grant Date and your Termination of Employment and the denominator of which is the total number of days between the Grant Date and the final Vesting Date, less the number of any shares that had vested prior to the Termination of Employment.
3.4.Retirement. In the event of your Retirement, if the date of your Retirement occurs on or after the date that is three (3) months following the Grant Date, you shall fully vest in the unvested portion of the Award, pursuant to the Vesting Schedule set forth on the cover page of this Award Agreement.
3.5.Change in Control. Following a Change in Control that occurs before the Award becomes fully vested, you shall fully vest in the Award upon the occurrence of either of the following events, provided such event occurs no later than twenty-four (24) months following the Change in Control (to the extent the Award has not otherwise become fully vested prior to such event): (i) you experience a Termination of Employment by your Employer without Cause or (ii) you resign from your employment on account of Good Reason.

4.Custody and Delivery of Shares. The restricted shares subject to the Award shall be held by Tyson or by a custodian in book entry form, with restrictions on the restricted shares duly noted, until such Award shall have vested pursuant to Section 3 hereof. Alternatively, in the sole discretion of Tyson, Tyson shall hold a certificate or certificates representing the restricted shares subject to the Award until such Award shall have vested pursuant to Section 3 hereof. After all or any portion of the Award shall have vested pursuant to Section 3 hereof, Tyson shall, subject to Section 5 hereof, transfer the vested shares on its books or deliver the certificate or certificates for the vested shares, as applicable, to a brokerage account in the name of the you. If Tyson delivers certificate(s) for the vested shares pursuant to the foregoing sentence, Tyson shall also destroy the stock power or powers relating to such vested shares delivered by you pursuant to Section 1 hereof; provided that, if such stock power or powers also relate to unvested restricted shares, Tyson may require, as a condition precedent to delivery of any certificate pursuant to this Section 4, the execution and delivery to Tyson of one or more stock powers relating to such unvested restricted shares.
5.Withholding Taxes. Regardless of any action Tyson or your Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding ("Tax-Related Items"), you acknowledge and agree that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that Tyson and your Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Award, the vesting of the Award, the subsequent sale of any shares of Stock acquired pursuant to the Award and the receipt of any dividends, and (ii) do not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items. Tyson or your Employer shall withhold taxes by any manner acceptable or administratively feasible under the terms of the Plan, but not to exceed the maximum tax due for the applicable income you receive from the Award, consistent with the laws of the applicable federal, state or local taxing authority; provided, however, if you are subject to Section 16 of the Exchange Act on the date the Tax-Related Items are due, the Committee shall determine the method for paying the withholding taxes.
6.Clawback. Notwithstanding any other provision of this Award Agreement to the contrary, by executing this Award Agreement and accepting the Award, you agree and consent to the application and enforcement of any applicable clawback policy of Tyson or any agreement between you and Tyson that provides for the clawback or recovery of any compensation earned or received by you, as in effect on the Grant Date, to any shares of Stock issued pursuant to this Award and/or any amount received with respect to any sale of any such shares of Stock, and you expressly agree that Tyson may take such actions as are necessary to effectuate the enforcement of such policy or agreement without your further consent or action. Any clawback or recovery of shares of Stock issued pursuant to this Award and/or any amount received with respect to any sale of any such shares of Stock shall be administered in accordance with the provisions of the applicable clawback policy or other such agreement then in effect. For purposes of the foregoing, you expressly and explicitly authorize Tyson to issue instructions, on your behalf, to any brokerage firm and/or third party administrator engaged by Tyson to hold your shares of Stock and other amounts acquired pursuant to your Award to re-convey, transfer or otherwise return such shares of Stock and/or other amounts to Tyson upon Tyson's enforcement of such policy or agreement. To the extent that the terms of this Award and any such policy or agreement conflict, then the terms of such policy or agreement shall prevail.
7.Right of the Committee. The Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding.
8.Severability. In the event that any one or more of the provisions or a portion thereof contained in this Award Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provision of this Award Agreement, and this Award Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

9.Entire Agreement. Subject to the terms and conditions of the Plan, this Award Agreement expresses the entire understanding and agreement of Tyson and you with respect to the subject matter. In the event of any conflict or inconsistency between the terms of this Award Agreement and the terms applicable to stock incentive awards set forth in any employment agreement, offer letter, or other agreement or arrangement that you have entered into with Tyson and/or its Affiliates prior to the Grant Date, the terms of this Award Agreement shall always control, including, without limitation, the accelerated vesting terms set forth herein. In the event of any conflict between the provisions of the Plan and the terms of this Award Agreement, the provisions of the Plan will control unless this Award Agreement explicitly states that an exception to the Plan is being made. The Award has been made pursuant to the Plan and an administrative record is maintained by the Committee.
10.Restrictions on Transfer of Award. Prior to the vesting of the Award in accordance with Section 4, you shall not dispose of the restricted shares. Any disposition of the Award or any portion thereof shall be a violation of the terms of this Award Agreement and shall be void and without effect; provided, however, that this provision shall not preclude a transfer as otherwise permitted by the Plan.
11.Headings. Section headings used herein are for convenience of reference only and shall not be considered in construing this Award Agreement.
12.Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and an injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.
13.No Vested Right in Future Awards. You acknowledge and agree that the granting of the Award under this Award Agreement is made on a fully discretionary basis by Tyson and that this Award Agreement does not lead to a vested right to further awards of any type in the future. Further, the Award set forth in this Award Agreement constitutes a non-recurrent benefit and the terms of this Award Agreement are applicable only to the Award granted pursuant to this Award Agreement.
14.No Right to Continued Employment. You acknowledge and agree (through electronic acknowledgment and acceptance of this Award Agreement) that neither the adoption of the Plan nor the granting of any award shall confer any right to continued employment with Tyson, nor shall it interfere in any way with Tyson’s right to terminate your employment at any time for any reason.

15.Reduction to Maximize After-Tax Benefits. Notwithstanding anything contained in this Award Agreement to the contrary, if the total payments to be paid to you under this Award, along with any other payments to you by Tyson, would result in you being subject to the excise tax imposed by Section 4999 of the Code (commonly referred to as the “Golden Parachute Tax”), Tyson shall reduce the aggregate payments to the largest amount which can be paid to you without triggering the excise tax, but only if and to the extent that such reduction would result in you retaining larger aggregate after-tax payments. The determination of the excise tax and the aggregate after-tax payments to be received by you will be made by Tyson, in its sole discretion. If payments are to be reduced, the payments made latest in time will be reduced first and if payments are to be made at the same time, non-cash payments exempt from Section 409A of the Code will be reduced before non-cash payments subject to Section 409A of the Code, followed by non-cash payments subject to Section 409A of the Code, followed by cash payments exempt from Section 409A of the Code, followed by cash payments subject to Section 409A of the Code.
16.Governing Law; Venue. The Plan, this Award Agreement and all determinations made and actions taken pursuant to the Plan or Award Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Any disputes regarding this Award, the Award Agreement or the Plan shall be brought only in the United States in the state or federal courts of the state of Delaware.
17.Electronic Delivery. Tyson may, in its sole discretion, decide to deliver any documents related to the Award or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Tyson or a third party designated by Tyson.
18.Successors and Assigns. This Award Agreement shall inure to the benefit of and be binding upon each successor and assign of Tyson. All obligations imposed upon you, and all rights granted to Tyson hereunder, shall be binding upon your heirs, successors and administrators.
19.Addendum. Notwithstanding any provisions of this Award Agreement to the contrary, to the extent you transfer employment outside of the United States, the Award shall be subject to any special terms and conditions as Tyson may need to establish to comply with local laws, rules, and regulations or to facilitate the operation and administration of the Award and the Plan in the country to which you transfer employment (or Tyson may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). Any such terms and conditions shall be set forth in an Addendum prepared by Tyson which shall constitute part of this Award Agreement.
20.Additional Requirements; Amendments. Tyson reserves the right to impose other requirements on the Award, any shares of Stock acquired pursuant to the Award and your participation in the Plan to the extent Tyson determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Award and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing. In addition, Tyson reserves the right to amend the terms and conditions reflected in this Award Agreement, without your consent, either prospectively or retroactively, to the extent that such amendment does not materially affect your rights under the Award except as otherwise permitted under the Plan or this Award Agreement.

21.Acceptance. By electronically accepting the grant of this Award, you affirmatively and expressly acknowledge that you have read this Award Agreement, the Addendum to the Award Agreement (as applicable) and the Plan, and specifically accept and agree to the provisions therein. You also affirmatively and expressly acknowledge that Tyson, in its sole discretion, may amend the terms and conditions reflected in this Award Agreement without your consent, either prospectively or retroactively, to the extent that such amendment does not materially impair your rights under the Award, and you agree to be bound by such amendment regardless of whether notice is given to you of such change.
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TYSON FOODS, INC.
By: /s/ Johanna Soderstrom
Title: EVP, Chief People Officer

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